TD SYNNEX CORPORATION
2020 STOCK INCENTIVE PLAN
NOTICE OF RESTRICTED STOCK AWARD
You have been granted the following Restricted Shares of Common Stock of TD SYNNEX Corporation (the “Company”) under the Company’s 2020 Stock Incentive Plan (the “Plan”):
Date of Grant:
Name of Recipient:
Total Number of Shares
Granted:

Fair Market Value per Share:

Total Fair Market Value
Of Award:

Vesting Commencement Date:

Vesting Schedule:

By your signature and the signature of the Company’s representative below, you and the Company agree that these Restricted Shares are granted under and governed by the term and conditions of the Plan and the Agreement, both of which are attached to and made a part of this document.
By signing this document you further agree that the Company may deliver by e-mail all documents relating to the Plan or this Award (including without limitation, prospectuses required by the Securities and Exchange Commission) and all other documents that the Company is required to deliver to its security holders (including without limitation, annual reports and proxy statements). You also agree that the Company may deliver these documents by posting them on a website maintained by the Company or by a third party under contract with the Company. If the Company posts these documents on a website, it will notify you by e-mail.
TD SYNNEX Corporation
Notice of Restricted Stock Award

[NAME OF RECIPIENT]            TD SYNNEX CORPORATION

____________________________        By:__________________________________

                        Title:_________________________________
TD SYNNEX Corporation
Notice of Restricted Stock Award

TD SYNNEX CORPORATION
2020 STOCK INCENTIVE PLAN
RESTRICTED STOCK AGREEMENT

Payment For Shares	No cash payment is required for the Shares you receive. You are receiving the Shares in consideration for Services rendered by you

Governing Plan	The Shares that you are receiving are granted pursuant and subject in all respects to the applicable provisions of the Plan, which is incorporated herein by reference. Terms not otherwise defined in this Agreement have meanings ascribed to them in the Plan.

Vesting	The Shares that you are receiving will vest in installments, as shown in the Notice of Restricted Stock Award.

No additional Shares vest after your Service as an Employee or a Consultant has terminated for any reason unless accelerated by the Compensation Committee as provided under the Forfeiture section below.

Unless determined otherwise by the Company in its sole discretion, Service will not include any termination notice period or similar “garden leave” period.

Shares Restricted	Unvested Shares will be considered “Restricted Shares.” Except to the extent permitted by the Committee, you may not sell, transfer, assign, pledge or otherwise dispose of Restricted Shares. You may transfer Restricted Shares to your spouse, children or grandchildren or to a trust established by you for the benefit of yourself or your spouse, children or grandchildren. However, a transferee of Restricted Shares must agree in writing on a form prescribed by the Company to be bound by all provisions of this Agreement.

SYNNEX Corporation
Restricted Stock Agreement

Forfeiture
If your Service terminates for any reason, then your Shares will be forfeited to the extent that they have not vested before the termination date and do not vest as a result of termination, subject to the right reserved by the Compensation Committee (or its authorized delegate) pursuant to Section 3(d)(viii) of the Plan to accelerate vesting of all or a portion of any unvested portion of your Restricted Shares other than any unvested Restricted Shares with a grant date less than three (3) months prior to your retirement upon your retirement (generally, termination of your employment other than for Cause, Disability or death where you have attained at least the age of 55 and have completed at least five (5) years of continuous Service for the Company or its Affiliates for some vesting, with the percentage of vesting potentially increasing with longer continuous Service and your age) in its sole discretion and subject to such additional conditions as the Compensation Committee or its authorized delegate may impose, including but not limited to execution of a standard release of claims and compliance with certain restrictive covenants.

For purposes of this Agreement, “Cause” means (i) commission of a felony, an act involving moral turpitude, or an act constituting common law fraud, and which has a material adverse effect on the business or affairs of the Company or its affiliates or stockholders, (ii) intentional or willful misconduct or refusal to follow the lawful instructions of the person or persons to whom you report or (iii) intentional breach of Company confidential information obligations which has an adverse effect on the Company or its affiliates or stockholders. For these purposes, no act or failure to act shall be considered “intentional or willful” unless it is done, or omitted to be done, in bad faith without a reasonable belief that the action or omission is in the best interests of the Company.

Unless otherwise provided by the Compensation Committee in its sole discretion, unvested Restricted Shares will be forfeited upon termination of your Service even if (i) you are considered unfairly dismissed without good cause; (ii) you are dismissed for disciplinary or objective reasons due to a collective dismissal; (iii) you terminate service due to a change of work location, duties or any other employment or contractual condition; (iv) you terminate service due to a unilateral breach of contract by the Company or an affiliate of the Company; or (v) your employment terminates for any other reason whatsoever. Any forfeited unvested Restricted Shares will immediately revert to the Company. You receive no payment for any Restricted Shares that are forfeited.

The Company determines when your Service terminates for this purpose and all purposes under the Plan and its determinations are conclusive and binding on all persons. The date that Service ends shall be determined without regard to any applicable period related to notice of termination, compensation in lieu of notice, termination or severance pay, or any claim by you to such notice, compensation or pay (whether express, implied, contractual, statutory or arising otherwise under applicable law), provided that, in the case of your resignation, the date of termination may not be earlier than the date

TD SYNNEX Corporation
Restricted Stock Agreement

that notice of termination of Service was first provided by you to the Company.

Leaves of Absence
For purposes of this Award, your Service does not terminate when you go on a military leave, a sick leave or another bona fide leave of absence, if the leave was approved by the Company in writing and if continued crediting of Service is required by the terms of the leave or by applicable law. But your Service terminates when the approved leave ends, unless you immediately return to active work.

If you go on a leave of absence, then the vesting schedule specified in the Notice of Restricted Stock Award may be adjusted in accordance with the Company’s leave of absence policy or the terms of your leave. If you commence working on a part-time basis, then the vesting schedule specified in the Notice of Restricted Stock Award may be adjusted in accordance with the Company’s part-time work policy or the terms of an agreement between you and the Company pertaining to your part-time schedule.

Book Entry Form	The Restricted Shares will be issued in uncertificated form, with appropriate notations to the extent that they remain subject to the forfeiture restrictions.

Stockholder Rights	During the period of time between the date of grant and the date the Restricted Shares become vested, you shall have all the rights of a stockholder with respect to the Restricted Shares except for the right to transfer the Restricted Shares, as set forth above. Accordingly, you shall have the right to vote the Restricted Shares and to receive any cash dividends paid with respect to the Restricted Shares.

TD SYNNEX Corporation
Restricted Stock Agreement

Withholding Taxes
Regardless of any action the Company or the Subsidiary or Affiliate employing you (your “Employer”) takes with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related withholding (“Tax-Related Items”), you acknowledge that the ultimate liability for all Tax-Related Items legally due by you is and remains your responsibility and that the Company and/or your Employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Shares received under this Award, including the award or vesting of such Shares, the subsequent sale of Shares under this Award and the receipt of any dividends; and (2) do not commit to structure the terms of the award to reduce or eliminate your liability for Tax-Related Items.
No Restricted Shares will be released to you, unless you have paid or made adequate arrangements satisfactory to the Company and/or your Employer to satisfy all withholding and payment on account obligations of the Company and/or your Employer. In this regard, you authorize the Company and/or your Employer to withhold all applicable Tax-Related Items legally payable by you from your wages or other cash compensation paid to you by the Company and/or your Employer. With the Company’s consent, these arrangements may also include, if permissible under local law, a) withholding Shares that otherwise would be delivered to you when they vest having a Fair Market Value equal to the amount necessary to satisfy the maximum legally required withholding amount , b) having the Company withhold taxes from the proceeds of the sale of the Shares, either through a voluntary sale or through a mandatory sale arranged by the Company (on your behalf pursuant to this authorization), or (c) any other arrangement approved by the Company. The Fair Market Value of these Shares, determined as of the date when taxes otherwise would have been withheld in cash, will be applied as a credit against the withholding taxes. Finally, you shall pay to the Company or your Employer any amount of Tax-Related Items that the Company or your Employer may be required to withhold as a result of your participation in the Plan or your acquisition of Shares that cannot be satisfied by the means previously described. The Company may refuse to deliver the Shares if you fail to comply with your obligations in connection with the Tax-Related Items as described in this section.

Restrictions on Resale	You agree not to sell any Shares at a time when applicable laws, Company policies or an agreement between the Company and its underwriters prohibit a sale. This restriction will apply as long as your Service continues and for such period of time after the termination of your Service as the Company may specify.

No Retention Rights	Neither your Award nor this Agreement gives you the right to be employed or retained by the Company or any Subsidiary or Affiliate in any capacity. The Company and its Subsidiaries and Affiliates reserve the right to terminate your Service at any time, with or without cause, to the extent permitted by applicable law.
TD SYNNEX Corporation
Restricted Stock Agreement

Adjustments	In the event of a stock split, a stock dividend or a similar change in Company Shares, or an extraordinary dividend, or a merger or a reorganization of the Company, the forfeiture provisions described above will apply to all new, substitute or additional securities or other assets to which you are entitled by reason of your ownership of the Shares.

Successors and Assigns	Except as otherwise provided in the Plan or this Agreement, every term of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legatees, legal representatives, successors, transferees and assigns.

Notice	Any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given upon the earliest of personal delivery, receipt or the third full day following mailing with postage and fees prepaid, addressed to the other party hereto at the address last known in the Company’s records or at such other address as such party may designate by ten (10) days’ advance written notice to the other party hereto.

Applicable Law	This Agreement will be interpreted and enforced under the laws of the State of Delaware (without regard to their choice-of-law provisions).

TD SYNNEX Corporation
Restricted Stock Agreement

Miscellaneous
You understand and acknowledge that (i) the Plan is entirely discretionary, (ii) the Company and your Employer have reserved the right to amend, suspend or terminate the Plan at any time, (iii) the grant of your Award does not in any way create any contractual or other right to receive additional grants of awards (or benefits in lieu of awards) at any time or in any amount and (iv) all determinations with respect to any additional grants, including (without limitation) the times when awards will be granted, the number of Shares offered, the purchase price and the vesting schedule, will be at the sole discretion of the Company.
The value of this Award shall be an extraordinary item of compensation outside the scope of your employment contract, if any, and shall not be considered a part of your normal or expected compensation for purposes of calculating severance, resignation, redundancy, notice of termination, compensation in lieu of notice, or end-of-service payments, bonuses, long-service awards, pension or retirement benefits or similar payments, except as required by law.
You understand and acknowledge that participation in the Plan ceases upon termination of your Service for any reason, except as may explicitly be provided otherwise in the Plan or this Agreement.
You understand that you may be in violation of local securities law if you sell Shares through a broker other than the broker arranged for by the Company, particularly if you sell Shares via a transaction in your local country as opposed to on the New York Stock Exchange. Please consult with your legal advisor if you have questions with regard to the application of local securities laws to the sale of Shares you acquire under the Plan.

The Plan and Other Agreements	The text of the Plan is incorporated in this Agreement by reference. This Agreement and the Plan constitute the entire understanding between you and the Company regarding this Award. Any prior agreements, commitments or negotiations concerning this Award are superseded. This Agreement may be amended by the Committee without your consent; however, if any such amendment would materially impair your rights or obligations under the Agreement, this Agreement may be amended only by another written agreement, signed by you and the Company.

BY SIGNING THE COVER SHEET OF THIS AGREEMENT, YOU AGREE TO ALL OF THE TERMS AND CONDITIONS DESCRIBED IN THE AGREEMENT (INCLUDING ANY COUNTRY-SPECIFIC APPENDIX) AND IN THE PLAN.

TD SYNNEX Corporation
Restricted Stock Agreement

ADDITIONAL TERMS AND CONDITIONS FOR PARTICIPANTS IN:

TD SYNNEX Corporation
Restricted Stock Agreement